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                     December 12, 2022

       James W. Peters
       Chief Financial Officer
       Whirlpool Corporation
       2000 North M-63
       Benton Harbor, MI 49022-2692

                                                        Re: Whirlpool
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 10,
2022
                                                            File No. 001-03932

       Dear James W. Peters:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Ava Harter